UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 25, 2008 (February 19, 2008)

THE NASDAQ STOCK MARKET, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	000-32651	52-1165937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Liberty Plaza New York, New York	10006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code: (212) 401-8700

No change since last report

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Directors

On February 19, 2008, Daniel B. Coleman and Merit E. Janow resigned from the Board of Directors of The Nasdaq Stock Market, Inc. (“Nasdaq”) and any committees thereof effective upon the consummation of the acquisition of OMX AB (publ) (“OMX”) by Nasdaq.

(d) Appointment of Directors

(1) On February 19, 2008, Nasdaq appointed Michael R. Splinter, Urban Bäckström, Birgitta Kantola, Hans Munk Nielsen, Lars Wedenborn, Essa Kazim and Soud Ba’alawi to its Board of Directors upon consummation of the acquisition of OMX by Nasdaq, with such appointments to be effective as of March 1, 2008.

(2) Ms. Kantola and Messrs. Bäckström, Nielson and Wedenborn were appointed to the Board of Directors pursuant to the transaction agreement between Nasdaq and OMX, dated May 25, 2007, as supplemented on September 30, 2007, and as clarified on January 2, 2008. Under this agreement, the board of directors of OMX was entitled to propose four directors to Nasdaq’s Board of Directors upon consummation of the acquisition of OMX by Nasdaq.

      Messrs. Kazim and Ba’alawi were appointed to the Board of Directors pursuant to the terms of the stockholders’ agreement between Nasdaq and Borse Dubai Limited, which will be effective upon consummation of the acquisition of OMX by Nasdaq.

(3) Mr. Bäckström was appointed to the Executive Committee and Corporate Governance Committee of Nasdaq’s Board of Directors. Mr. Nielson was appointed to the Audit Committee of Nasdaq’s Board of Directors. Mr. Wedenborn was appointed to the Finance Committee of Nasdaq’s Board of Directors. Ms. Kantola and Mr. Splinter were appointed to the Management Compensation Committee of Nasdaq’s Board of Directors.

(4) Relating to the appointment of Messrs. Kazim and Ba’alawi, the description of the agreements and transactions under Item 1.01 of Nasdaq’s Form 8-K dated September 26, 2007 are incorporated by reference herein.

(5) The new directors will be compensated in accordance with our board compensation policy. The terms and conditions of this policy were disclosed under Item 1.01 of Nasdaq’s Form 8-K dated March 14, 2006, and are incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NASDAQ STOCK MARKET, INC.

By:	/s/ Edward S. Knight
Name:	Edward S. Knight
Title:	Executive Vice President and General Counsel

Dated: February 25, 2008